EXHIBIT 99.1

Norwegian Cruise Line Confirms Order for Second Breakaway Plus Vessel

MEYER WERFT to Deliver Second "Breakaway Plus" Ship in Spring 2017

MIAMI, July 16, 2013 (GLOBE NEWSWIRE) -- Norwegian Cruise Line announced today that it has confirmed an order for a second "Breakaway Plus" cruise ship with MEYER WERFT GMBH of Papenburg, Germany for delivery in spring 2017. Along with the first Breakaway Plus ship, which is scheduled for delivery in October 2015, these two new vessels will be the largest in the line's fleet at approximately 163,000 gross tons and 4,200 passenger berths each and will be similar in design and innovation to the line's current Breakaway class, the first of which, Norwegian Breakaway, launched in New York in early May.

The combined contract cost of the two Breakaway Plus class ships is approximately €1.4 billion. The company has export credit financing in place that provides financing for 80 percent of the contract price.

"The incredible response we've received from guests, travel agents and media regarding Norwegian Breakaway only reinforced our decision to add a second Breakaway Plus vessel to our fleet," said Kevin Sheehan, Norwegian Cruise Line's chief executive officer. "With groundbreaking elements, yet to be announced, and an additional deck to incorporate further innovations, our two Breakaway Plus ships will provide guests even more ways to experience all that the new Norwegian has to offer."

MEYER WERFT delivered Norwegian Breakaway, the first of Norwegian's two new 146,600 gross ton, 4,000-passenger Breakaway class vessels on April 25, 2013; and will deliver Norwegian Getaway, in mid-January 2014.

"We're very pleased to build all these innovative ships for Norwegian Cruise Line," said Bernard Meyer, managing partner of MEYER WERFT.

Prior to the Breakaway class ships, MEYER WERFT built Norwegian's four Jewel-class ships – Norwegian Gem delivered in 2007, Norwegian Pearl and Norwegian Jade delivered in 2006, and Norwegian Jewel delivered in 2005. These two new Breakaway Plus vessels on order will be the tenth and eleventh that the Company will build with MEYER WERFT.

About Norwegian Cruise Line

Norwegian Cruise Line is the innovator in cruise travel with a 46-year history of breaking the boundaries of traditional cruising, most notably with the introduction of Freestyle Cruising which revolutionized the industry by giving guests more freedom and flexibility. Today, Norwegian invites guests to "Cruise Like a Norwegian" on one of 12 purpose-built Freestyle Cruising ships, providing guests the opportunity to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea. Recently, the line was named "Europe's Leading Cruise Line" by the World Travel Awards for the fifth consecutive year.

The Company took delivery of its most innovative ship to date, the 4,000-passenger Norwegian Breakaway on April 25, 2013. Known as New York's ship, Norwegian Breakaway is the largest vessel to homeport year-round in the city, sailing to Bermuda for the summer. Norwegian Breakaway's features include hull art by legendary artist Peter Max, seafood restaurant Ocean Blue by famed New York Iron Chef Geoffrey Zakarian, bakery by Buddy Valastro, star of the TLC series "Cake Boss," and fitness classes and a retrospective display from the ship's iconic godmothers, the Rockettes®. The entertainment lineup includes three Broadway shows: Rock of Ages, Burn the Floor and Cirque Dreams™ & Dinner: Jungle Fantasy. Sister ship Norwegian Getaway, currently under construction at MEYER WERFT, will be the largest ship to homeport year-round in Miami and will sail Eastern Caribbean voyages beginning in February 2014. The Company also has two larger "Breakaway Plus" vessels on order for delivery in the fall of 2015 and spring of 2017.

The Company's largest ship, the 4,100 passenger Norwegian Epic has been named "Best Overall Cruise Ship" by the readers of Travel Weekly two years in a row and "Best Ship for Sea Days" by Cruise Critic.

Norwegian Cruise Line is the official cruise line of Blue Man Group and Legends in Concert, the official cruise line partner of The GRAMMY Awards and is an official partner of the Rockettes and Radio City Music Hall.

High resolution, downloadable images are available at www.ncl.com/pressroom. For further information on Norwegian Cruise Line, visit www.ncl.com, follow us on Facebook, Twitter, and Instagram @Norwegiancruiseline, Pin us on Pinterest, watch us on YouTube, or contact us in the U.S. and Canada at 888-NCL-CRUISE (625-2784).

About MEYER WERFT GmbH

Founded in 1795, Papenburg-based MEYER WERFT has been owned by the sixth generation of the Meyer family. This well-established company has approximately 2,500 employees. MEYER WERFT's extensive production program covers a wide range of ship types, from cruise ships, gas tankers, livestock carriers to car and passenger ferries. In order to stay successful in worldwide competition, production technology has been continuously improved and extended. Today, MEYER WERFT has the most modern production premises in the shipbuilding industry. For more information, go to www.meyerwerft.com.

CONTACT: Norwegian Cruise Line
         AnneMarie Mathews: 305-436-4799
         PublicRelations@ncl.com

         MEYER WERFT
         Peter Hackmann: +49 4961 81-5665
         presse@meyerwerft.de